PROMISSORY NOTE AND SECURITY AGREEMENT

May 29,1997

     FOR VALUE RECEIVED, the undersigned, Envirometrics, Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to "Maker"), promises to pay to Shakespeare Partners, L.P., a South Carolina limited partnership (hereinafter referred to as "Holder"), at such place as Holder may from time to time designate, the aggregate principal amount of Fifty Thousand Dollars ($50,000.00) (such sum, or such lesser amount as may in fact have been advanced hereunder (as reflected in the table of advances attached hereto as Exhibit 1), being the "Principal"), with interest, as provided below.

     This Note shall bear interest at the rate of Ten Percent (I0%) per annum on the Principal outstanding hereunder from time to time and computed on the basis of a 360-day year of twelve 30-day months for actual days elapsed. All Principal and interest due hereunder shall be due and payable in one balloon payment on June 1, 1998 (the "Maturity Date").

     This Note may be prepaid in whole or in part by the Maker at any time without penalty. Payment shall be applied first to interest and then to Principal. All payments due hereunder are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

     In the event of(a) any default in the making of the payment payable on the Maturity Date or within twenty (20) days after such date, or (b) any default in the performance of any covenant or agreement contained in this Note, or (c) the filing of a petition by the Maker under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Code or such a filing against the Maker which is not dismissed within sixty (60) days thereafter, or
(d) any assignment by the Maker for the benefit of creditors, or (e) the transfer by the Maker of a substantial portion of its assets, except for transfers in the ordinary course of business or for fair consideration, then, or at any time thereafter at the option of Holder, the whole of the Principal, all accrued interest thereon and any other sums due hereunder shall immediately become due and payable upon written notice by the Holder to the Maker.

     From and after the Maturity Date of this Note, as the result of a declaration of maturity or otherwise, and including any period subsequent to obtaining a judgment by Holder, until paid in full, the entire Principal balance and other amounts remaining due and unpaid hereunder shall bear interest at the rate of Fifteen Percent (15%) per annum, compounded annually, or the highest applicable non-usurious rate, whichever is the lesser. Failure to exercise such option or any other rights which Holder may in the event of a default be entitled to, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default, whether of the same or different nature.

     The sums due under this Note represent indebtedness incurred in respect of Maker's receipt of the proceeds of a loan or loans made by Holder to Maker.


     TO SECURE THE PAYMENT OF ALL SUMS DUE UNDER THIS NOTE, and any other sums due from Maker to Holder from time to time after the date of this Note, Maker agrees that this Note shall enjoy all benefits of the security granted in that certain Collateral Assignment of Proceeds among Holder, Maker and others, equally and ratably with all other parties secured thereby but subject to the same priority of payment as is now set forth therein for the Shakespeare Debt (as defined in such Collateral Assignment).

     Maker waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and consents to any and all renewals and extensions of the time of payment hereof, and agrees, further, that at any time and from time to time without notice, the terms of payment herein may be modified, changed or exchanged by agreement between the Holder and the Maker without in any way affecting the liability of either party to this instrument.

     This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of South Carolina, without regard being given to its conflicts of law principles.

     If any term or provision of this Note or the application thereof shall to any extent be invalid or unenforceable, the remainder of this instrument or the application of such terms to persons or circumstances other than those to which any provision is held invalid or unenforceable shall not be affected thereby.

     This Note may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any such modification is sought. The remedies set forth herein in all instances are not exclusive but are cumulative and in addition to all other remedies which may exist.

Dated: May 29, 1997

MAKER:

ENVIROMETRICS

         Walter H. Elliott, III, President



EXHIBIT I

Table of Advances

Date of Advance

May 29, I997

Amount of Advance

$25,000.00

Maker's Initials



                                     ALLONGE
          Promissory Note and Security Agreement Modification Agreement

     This Agreement is made this 19th day of September 1997 by and between Shakespeare Partners, LP ("Holder") and Envirometrics, Inc. ("Maker") and is intended only to modify and extend the security provided to Holder under that certain Promissory Note and Security Agreement between Holder and Maker, dated May 29, 1997 (the "Original Agreement").

     Now, therefore, in consideration of the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the panics hereto hereby agree as follows:

     1. The Original Agreement is amended to include, as collateral for the repayment of the sums to be paid by the Maker thereunder, the following:

     Twenty-Five Thousand Dollars ($25,000) of the principal amount due under this Promissory Note and Security Agreement shall be secured by any and all proceeds, whether in cash or in kind, received by Maker or its wholly-owned subsidiary, Azimuth, Inc. ("Azimuth"), from any sale or exchange of all or substantially all, of the capital stock or assets of Azimuth, and Maker agrees to pay $25,000 of the principal due hereunder to Holder at the closing of any such sale of stock or assets.

     2. Maker hereby agrees to file any and all documents reasonably required by Holder to perfect the additional security interest granted hereby, including, without limitation, UCC-1 Financing Statements.

     This Agreement is an Allonge and modification to the Original Agreement, and is not a novation of the same; in all other respects, the Original Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers or partners to execute this Agreement on the date set forth above.


                                      ENVIROMETRICS, INC.
                                      By:
                                      Walter H. Elliott, III, President

                                      SHAKESPEARE PARTNERS, LP

                                      By:_

                                      H.E. Igoe, Jr., General Partner